The Board of Directors
MGP Ingredients, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-3 of MGP Ingredients, Inc. (the Company) of our report dated April 28, 2021, on our audit of the combined financial statements of Luxco, Inc. and Affiliates as of December 31, 2020 and 2019, and for each of the years in the two year period ended December 31, 2020, which report is included in the Company’s the Current Report on Form 8-K/A filed on June 17, 2021. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ BKD, LLP

St. Louis, Missouri
October 4, 2021